As filed with the Securities and Exchange Commission on May 4, 2004

Registration No. 333-114266

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LARGE SCALE BIOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0154648
(State or other jurisdiction of Incorporation or organization)	(I.R.S. employer identification number)

3333 Vaca Valley Parkway,

Vacaville, CA 95688

(707) 446-5501

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Ronald J. Artale

Senior Vice President, Chief Operating Officer

And Chief Financial Officer

Large Scale Biology

3333 Vaca Valley Parkway

Vacaville, CA 95688

(707) 446-5501

(Address, including zip code and telephone number, including area code, of Registrant’s agent for service)

Copies to:

Robert B. Dellenbach, Esq.

Melanie P. Grace, Esq.

FENWICK & WEST LLP

275 Battery Street, Suite 1500

San Francisco, CA 94111

(415) 875-2300

Approximate date of commencement of proposed sale to public:    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

(Subject to completion, dated May 4, 2004)

PROSPECTUS

Large Scale Biology Corporation

6,661,726 Shares

Common Stock

THE OFFERING

All of the 6,661,726 shares of common stock of Large Scale Biology Corporation offered hereunder may be sold from time to time by the selling stockholders named on page 13 of this prospectus. We will not receive any proceeds from the sale of the shares offered by the selling stockholders.

Our common stock is traded on the Nasdaq National Market under the symbol “LSBC.” On May 3, 2004 the last reported sale price for our common stock on the Nasdaq National Market was $1.83 per share.

Investing in our common stock involves a high degree of risk. Please carefully consider the “ Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is            , 2004

DOCUMENTS INCORPORATED BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or incorporated by reference to a subsequent document that we filed with the Securities and Exchange Commission. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	the description of our common stock contained in our Registration Statement on Form 8-A dated August 7, 2000, including any amendment or report filed for the purpose of updating the description of our common stock; and

•	the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A dated May 4, 2001, including any amendment or report filed for the purpose of updating the description of our common stock.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering made under this prospectus are also incorporated by reference in this prospectus and made a part of this prospectus from the date we file the documents with the Securities and Exchange Commission.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

We make available free of charge through our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the Securities and Exchange Commission. Our corporate web site is http://www.lsbc.com. Our Nasdaq National Market symbol is “LSBC”. You may request a free copy of any of these filings, at no cost, by writing or telephoning us at: Stock Administrator, Large Scale Biology Corporation, 3333 Vaca Valley Parkway, Vacaville, CA 95688 (telephone: (707) 446-5501).

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including the documents incorporated by reference.

About Large Scale Biology Corporation

Large Scale Biology Corporation (LSBC) is an integrated biotechnology company focusing on product development and biomanufacturing of vaccines, complex proteins and follow-on off-patent therapeutics. Our principal executive offices are located 3333 Vaca Valley Parkway, Vacaville, CA 95688. Our telephone number is (707) 446-5501.

The Offering

This prospectus relates to the sale of up to 6,661,726 shares of our common stock by the selling stockholders identified in this prospectus. Of these shares:

•	5,169,682 may be sold by selling stockholders who purchased shares of our common stock in connection with our March, 2004 private placement; and

•	1,492,044 may be sold by selling stockholders after such shares have been issued to the selling stockholders upon the exercise of warrants issued in connection with our March 2004 private placement.

These shares are being offered on a continuous basis under Rule 415 of the Securities Act. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. See “Selling Stockholders” beginning on page 13 of this prospectus.

The selling stockholders will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling stockholders of the offered shares of common stock. We may receive proceeds from exercises of the outstanding warrants by the selling stockholders and those proceeds will be used for our general corporate purposes.

RISK FACTORS

Before you decide to purchase shares of our common stock, you should carefully consider these risks, together with all of the other information contained or incorporated by reference in this prospectus. These risks, which are all of the risks known to us that we consider material, could cause our future results to differ materially from those expressed or implied in any forward-looking statements we make. The trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related To Our Business

We have a history of significant net losses and negative cash flows. Although we recently raised additional working capital, our working capital may not be sufficient to fund all of our product development initiatives.

We have realized significant net losses and negative operating cash flows in recent years and in the year ended December 31, 2003. Our working capital balance at December 31, 2003 was $7.0 million. On March 8, 2004, we sold additional common stock raising net proceeds after expenses of approximately $7.5 million. Based upon our current working capital balance, our current rate of negative operating cash flows and the expected cost to complete the development of our products, we cannot assure you that we will be able to sustain operations without additional working capital. Our recent operating results and our current stock price may limit our ability to issue additional equity securities and existing stockholders could experience significant dilution upon such an issuance.

Our revenues for the years ended December 31, 2003 and 2002 were not significant. We may be required to further reduce our operating costs by further restructuring our operations or reducing the scope of our development programs. These actions may adversely affect our ability to generate new sources of revenue. We currently lease excess office and laboratory space in Germantown, Maryland. We are attempting to sublease our Germantown facility for the remainder of the lease term that expires in 2010. If we are unable to sublease this excess space, we will not realize all of our planned cost saving for 2004. If we are unable to significantly increase our revenues or reduce expenses, we will not be able to achieve profitability or positive operating cash flows, our working capital will continue to erode, and our business will suffer.

We need to continue funding our product development programs. Our aprotinin and alpha-galactosidase products require clinical trials to prove their efficacy and safety for pharmaceutical applications. We do not have sufficient working capital to complete all phases of clinical trials. If we are unable to raise sufficient equity or collaborative funding, we may delay or abandon some of our product development initiatives, which would likely harm our business.

We may require additional capital.

We require substantial working capital to continue our product development programs and to fund our operations. In addition, the risks inherent in developing innovative products, such as aprotinin, alpha-galactosidase and the BAMF technology-based diagnostic tests make it difficult to forecast with certainty the capital required to commercialize our products. We may raise this capital through public or private equity financings or through collaborations or strategic partnerships. Our access to equity markets may be restricted by depressed stock valuations or other factors. Also, if we raise additional funds by issuing equity securities, existing stockholders may be significantly diluted. We may be unsuccessful in entering into any new collaboration or strategic partnership that results in significant working capital or revenue. If we are unable to raise sufficient additional capital, we may have to curtail or cease operations.

We may not be able to enter into collaborations necessary to develop fully and commercialize our products and technologies, and we will be dependent on our collaborators if we do.

We are independently pursuing some therapeutic product applications into the development stage. However, we expect to develop and commercialize most of our future products in collaboration with pharmaceutical, biotechnology and other companies. For example, our strategy concerning our aprotinin and alpha-galactosidase A involves seeking partners to complete the development of these products. We cannot assure you that such collaborative arrangements will be available to us on acceptable terms, or at all. If our cash flows continue to deteriorate or we take significant steps to reduce our expenses, potential partners may question our ability to perform and choose not to do business with us, which would make it harder for us to find a partner and would harm our ability to commercialize our products. Our success will depend in large part on our ability to enter into future collaborations with other companies for the financing of development and/or regulatory approval and commercialization of our products. Our reliance upon these companies for these capabilities will reduce our control over such activities and could make us dependent upon them. Furthermore, obtaining funds through arrangements with collaborative partners or others may require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize on our own, or to sell or license the rights to certain of our products or technologies on terms that are worse than we might have been able to obtain in a different environment. To date, we have entered into only a limited number of collaborations. Generally, the scope of these collaborations has been to demonstrate the function of plant genes and the feasibility of using viral vectors to create proteins in plants and to identify marker proteins for drug development and diagnostics. Some of our existing agreements provide us with rights to participate financially in the commercial development of products resulting from the use of our technologies. We may be unable to obtain such rights in future collaborations. In addition, unforeseen delays or complications could arise and result in the breach of our contractual obligations with our collaborators and others, or render our technologies unable to perform at the quality and capacity levels required for success.

We may be unable to recruit and retain senior management and other key scientific personnel on whom we are dependent.

The loss of one or more of our senior management or other key scientific personnel could significantly harm our business, cause collaborators to cease doing business with us or potential collaborators to decline to do business with us, and could otherwise inhibit our research and development and commercialization efforts. None of our key personnel are subject to employment agreements that prevent them from leaving our employment. We face competition for research scientists and technical staff from other companies, academic institutions, government entities, nonprofit laboratories and other organizations. We have implemented 10% cash salary reductions substituting non-cash stock compensation for our highest paid employees to conserve cash. Our compensation practices may be less attractive compared to our competition. Failure to recruit and retain senior management and scientific personnel on acceptable terms may prevent us from achieving our business objectives.

Future workforce reductions and management restructurings may hurt the performance of our continuing personnel and make it more difficult to retain the services of key personnel.

We restructured our operations in 2002 and 2003, which resulted in substantial workforce reductions. These reductions affected all functional areas including a change in top management. Future changes and reductions may create concerns in our employee base about job security, our direction or focus, and the continued viability of the Company. Such concerns could lower productivity, make it more likely that some of our key employees will seek new employment and require us to hire replacements, and cause concerns among collaborators or potential collaborators about doing business with us. These factors also may make the management of our business more difficult and make it harder for us to attract employees in the future.

We are at an early or middle stage of product commercialization, and we may not be able to successfully develop our products and technologies nor sustain commercial use of our technology.

We are in an early or middle stage of commercialization, and we are subject to all of the risks inherent in the development of a business enterprise, including the need for substantial capital to support the development of our products and technologies. Our anticipated products most likely will require that we enter into new collaborations before we can manufacture and/or market them. Our NHL vaccine cannot be further developed without collaboration in the foreseeable future. Development of our alpha-galactosidase A and aprotinin products without collaboration or partnering are limited in terms of development. Because we are in new and developing fields such as diagnostic tests for disease, and our research focuses on new and unproven products, our therapeutic vaccines, proteins and other therapeutics under development may not be effective for their intended purpose, or may not meet regulatory requirements for safety and efficacy. In addition, even if we successfully develop a product, there may not be a substantial commercial market for that product at commercially viable prices.

We are in new and developing fields and there may not be a market for our technologies.

Our technologies, including our GENEWARE and BAMF technology, have limited commercial precedent. Much of our research is fundamentally unique and we cannot assure the acceptance of its scientific merit or the benefits of products produced by it, nor that the public will react favorably to it. The usefulness of the information and products generated by our proteomics, functional genomics and bioinformatics technologies is unproven, and our collaborators and potential collaborators may determine that they are not useful, cost-effective, or otherwise unacceptable to them. We generate large amounts of data from our research with genes and proteins and we may not be able to mine or integrate this data in a timely manner, or turn it into commercially viable information. In addition, because our fields are characterized by rapid innovation, we must complete development of our technologies in time to meet market demand, if any. If we fail to do so, it is likely that other technologies and companies will predominate and we will not be able to earn a sufficient return on our investment.

Alternative technologies may supersede our technologies or make them non-competitive.

Genomics, proteomics, biomanufacturing and bioinformatics are intensely competitive fields. They are characterized by extensive research efforts, which result in rapid technological progress that can render existing technologies obsolete or economically noncompetitive. If our competitors succeed in developing more effective technologies or render our technologies obsolete or noncompetitive, our business will suffer. Many universities, public agencies and established pharmaceutical, biotechnology, health care, chemical and other life sciences companies with substantially greater resources than we have are developing and using technologies and are actively engaging in the development of products similar to or competitive with our products and technologies. Like us, our competitors are using proteomics and genomics technologies to identify potential drug targets, therapeutic proteins and diagnostic marker proteins. To remain competitive, we must continue to invest in new technologies and improve existing technologies. If our revenues and cash flows do not improve significantly, we will not have the resources to continue such investment.

Our competitors may devise faster, more complete or more accurate methods to obtain proteomic and functional genomic information than our technologies and systems, including our GENEWARE systems and BAMF technology. There has been and continues to be substantial academic and commercial research effort devoted to the development of such methods. If successful competitive methods were developed, it would undermine the commercial basis for the products and technologies we intend to provide.

General economic conditions may cause uncertainty with respect to other companies and entities collaborating with us or otherwise dealing with us, and this can have an adverse effect on our revenues and cash flows.

To a large extent, decisions by businesses and other entities to collaborate or otherwise do business with us are discretionary, and the decision making process typically takes many months to complete. We believe that the previous slowdown in the U.S. and global economies, and the biotechnology and pharmaceutical industries in particular, has caused potential collaborators and customers to defer decisions to work with us or to access our technologies. As a result, revenues and cash flows have been uncertain. Future results are difficult to predict, as it is difficult to accurately assess and predict the future demand for our products, technologies and services. General economic conditions are expected to improve as the economy grows. However, we cannot assure you that any such improvement will cause our results of operations to improve. If economic conditions decline or stagnate, our revenues and operating results could be adversely affected.

Conflicts with collaborators or licensees could harm our business.

Conflicts with collaborators could have a negative impact on our relationships with them, including on our revenues to be derived from certain of these relationships, and impair our ability to enter into future collaborations, either of which could adversely affect our business. Collaborators could develop competing products, preclude us from entering into collaborations with their competitors or terminate their agreements with us prematurely. Moreover, disagreements could arise with collaborators or licensees over rights to our intellectual property, our rights to share in any of the future revenues from products or technologies resulting from use of our technologies, our rights to payments for achievement of milestones or our performance of research and development activities on behalf of collaborators, or our activities in separate fields may conflict with other business plans of our collaborators or licensees.

We must enter into agreements with third parties to provide sales and marketing services, or develop these capabilities on our own, if we are to successfully commercialize our products and technologies.

Although we plan to enter into sales and marketing arrangements with third parties, we may not be able to enter into these arrangements on favorable terms, if at all. We must also continue to develop a business development force with sufficient technical expertise to generate demand for our products and technologies. Our possible inability to develop business development personnel, or contract for effective sales and marketing capabilities would significantly impair our ability to develop and commercialize our products and technologies.

We may not be able to successfully manufacture products in commercial quantities or at acceptable costs.

The failure of our technologies to provide safe, effective, useful or commercially viable approaches to the discovery, development and/or production of drug targets and proteins which can be used as therapeutics and diagnostic tests for diseases such as cancer would significantly limit our business plan and future growth.

Concentration of ownership among our existing executive officers, directors and principal stockholders may enable them to collectively influence significant corporate transactions that require stockholder approval.

Our directors, our executive officers and principal stockholders affiliated with our directors and executive officers beneficially own, in the aggregate, approximately 22% of our outstanding common stock as of March 26, 2004. The concentration of ownership in combination with other common stockholders may collectively influence significant corporate transactions such as mergers, changes in control, consolidation or sale of some or all of our assets, and other significant corporate transactions requiring shareholder approval.

Our stockholder rights plan and provisions of our charter documents and Delaware law may inhibit a takeover, which could adversely affect our stock price.

We have adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of May 4, 2001. Subject to certain specified exceptions and limitations under the rights plan, we will continue to issue one right for each share of common stock that becomes outstanding after May 4, 2001. Each right entitles the holder to purchase one unit consisting of one one-hundredth of a share of our Series A Junior Participating Preferred Stock for $45 per unit. Under certain circumstances, if a person or group acquires 15% or more of our outstanding shares of common stock, holders of the rights (other than the person or group causing their exercisability) will be able to purchase, in exchange for the $45 exercise price, shares of our common stock or of any company into which we are merged having a value of $90. In addition, the board of directors has the option, under certain circumstances, to exchange each right (other than rights held by the person or group triggering the board of directors’ option) for a share of common stock for no additional consideration on the part of the holder of the right. The rights expire on April 27, 2011. Our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) by causing substantial dilution of the stock ownership of a person or group attempting to acquire control of us. Our rights plan may have the effect of discouraging takeover attempts because a potential acquirer would have to negotiate with our board of directors to avoid suffering dilution.

Provisions in our charter and bylaws and applicable provisions of the Delaware General Corporation Law may also make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may adversely affect our stock price.

Risks Related to Our Industry

If companies in the pharmaceutical, biotechnology, healthcare, and life sciences industries do not succeed or their demand for our products and technologies decreases, then our revenues could be reduced.

We expect to derive our revenues primarily from products and technologies provided to the pharmaceutical, biotechnology, healthcare and life sciences industries. Accordingly, our success will depend directly on the success of companies in these industries and their demand for our products, services and technologies. Our operating results may fluctuate substantially due to reductions and delays in expenditures by companies in those industries, or their unwillingness or inability to use our products and technologies. These reductions and delays may result from factors that are not within our control, such as:

•	changes in economic conditions generally;

•	the extent to which companies in these industries conduct research and development involving diagnostics, proteomics and functional genomics in-house or through industry consortia;

•	the extent to which genomic information is or is not made publicly available;

•	consolidation within one or more of these industries;

•	changes in the regulatory environment affecting these industries;

•	pricing pressures;

•	market-driven pressures on companies to consolidate and reduce costs; and/or

•	other factors affecting spending in these industries.

If competitive products are better than our products, then our business may fail.

Our human and veterinary therapeutics and vaccines are included in the highly competitive markets for protein development and production. We face significant competition in our protein product development and production efforts from entities using alternative, and in some cases higher volume and larger scale, approaches for the same purpose. Competitors with substantially greater resources are actively developing products similar to or competitive with our products and potential products. Our competitors may succeed in developing products or obtaining regulatory approval before we do or in developing products that are more effective than those we develop or propose to develop. A large number of universities and other not-for-profit institutions, many of which are funded by the U.S. and foreign governments, are also conducting research to discover genes and their functions. Any one or more of these entities may discover and establish a patent position in one or more of the genes or proteins that we wish to commercialize.

Several pharmaceutical, biotechnology, chemical and other life sciences companies engage in research and development in the use of unique gene expression systems to produce therapeutic proteins. These competitors may develop products earlier or obtain regulatory approvals faster than we may be able to, or develop products that are more effective than ours. New developments are expected to continue, and discoveries by others may render our products and technologies noncompetitive, which could lead to the failure of our business.

Diagnostics companies in the health care industry with more resources than us constitute varied competition for our diagnostic technology, which is early stage. Competing diagnostic technologies may be developed and marketed that may be competitively superior to ours.

Our collaborators and we may not obtain FDA and other approvals for our products in a timely manner, or at all.

Drugs and certain diagnostic products and tests are subject to an extensive and uncertain regulatory approval process by the FDA and comparable agencies in other countries. The regulation of new products and certain diagnostic products and tests is extensive, and the required process of laboratory testing and human studies is lengthy, expensive and uncertain. The burden of these regulations will fall on us to the extent we are developing proprietary products. We may not be able to obtain the clearances and approvals necessary for the clinical testing, field-testing, manufacturing or marketing of our products. If the products or diagnostic tests are the result of a collaborative effort, these burdens may fall on our collaborators or we may share these burdens with them. We may not obtain FDA or other approvals for those products or tests in a timely manner, or at all. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses. Even if we obtain FDA regulatory approvals, the FDA extensively regulates manufacturing, labeling, marketing, promotion and advertising after product approval. Further, once a manufacturer obtains regulatory approval, a marketed product and its manufacturer are subject to continual review, and discovery of previously unknown problems with a product, test or manufacturer may result in restrictions on the product, test, manufacturer or manufacturing facility, including withdrawal of the product or test from the market. In some countries, regulatory agencies also set or approve the sale prices for drug and diagnostic products and tests. Additionally, several of our product development areas may involve relatively new technology that has not been the subject of extensive product testing in humans. The regulatory requirements governing these products and diagnostic and tests and related clinical procedures remain uncertain and the products and tests themselves may be subject to substantial review by the FDA and foreign governmental regulatory authorities that could prevent or delay approval. Regulatory requirements ultimately imposed on our products could limit our ability to test, manufacture and commercialize our products and tests.

USDA rules could adversely affect us or our collaborators.

We must comply with USDA regulations for outdoor releases of genetically engineered organisms as well as other products designed for use on or with agricultural products. In addition, the USDA prohibits growing and transporting genetically modified plants except pursuant to an exemption or under special permits. We may use genetically modified plants as screening or production hosts. Changes in USDA policy regarding the movement or field release of genetically modified plant hosts could adversely affect our business by increasing the cost of our products and technologies or decreasing consumer demand for those products and technologies or causing the government to prohibit their sale or use. If we fail to comply with such rules or policies, we may be subject to financial loss or be liable for costs incurred as a result of non-compliance.

If there is negative public reaction to the use of genetically engineered products and technologies, then the market for certain products and technologies we develop will be adversely affected.

Future commercial success of some of our products and of the products of some of our collaborators will depend in part on public acceptance of the use of genetically engineered products including drugs, plants and plant products. Claims that genetically engineered products are unsafe for consumption or pose a danger to the environment may influence public attitudes. Negative public reaction to genetically modified organisms and products could result in greater government regulation of genetic research and resultant products, including stricter labeling requirements, and could cause a decrease in the demand for our products, even if such products do not result from GMO organisms.

We may be sued for product liability and our product liability insurance may not be adequate.

The testing, marketing and sale of our and our collaborators’ products and diagnostic tests will entail a risk of allegations of product liability, and third parties may assert substantial product liability claims against us. While we have limited product liability insurance to protect against this risk, adequate insurance coverage may not be available at an acceptable cost, if at all, in the future and a product liability claim or product recall could materially and adversely affect our business. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of the products and diagnostic tests developed by our collaborators or us. If we are sued for any injury allegedly caused by our products or our collaborators’ products, our liability could exceed our total assets and our ability to pay the liability.

If we use hazardous materials in our business in a manner that causes injury or violates laws, we may be liable for substantial damages.

Our research and development processes involve the use of hazardous materials, including chemicals and radioactive and biological materials. Our operations also produce hazardous waste products. The chemicals we use include, but are not limited to, flammable solvents such as methanol and ethanol, ethidium dye which is a commonly used fluorescent dye for visualizing DNA, and buffer solutions used in the purification of DNA, and various organic solvents, acids and bases. We also use several radioisotopes including phosphorous-32, carbon-14, sulfur-35, phosphorous-33, iodine-125 and hydrogen-3. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to civil damages and criminal penalties in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. Further, it is possible that the materials we use could contaminate another party’s property. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets and our ability to pay the liability. In addition, compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research and development and production efforts. Although we have general liability insurance, these policies do not cover claims arising from pollution from chemical, radioactive or biological materials. Our collaborators may also be working with various types of hazardous materials in connection with our collaborations. In the event of a lawsuit or investigation, we could be held responsible for any injury we or our collaborators cause to persons or property by exposure to, or release of, any hazardous materials.

Healthcare reform and restrictions on reimbursements may limit the financial returns from our products and diagnostic tests.

Our ability and that of our collaborators to commercialize therapeutics and diagnostic products and tests may depend in part on the extent to which government health administration authorities, private health insurers and other organizations will pay the cost of these products and tests. These third parties are increasingly challenging both the need for and the price of new medical products, tests and services. Significant uncertainty exists as to the reimbursement status of newly approved therapeutics and diagnostics, and adequate third party reimbursement may not be available for any product to enable us to maintain price levels sufficient to realize an appropriate return on our investment in research and product development.

Risks Related to Our Intellectual Property

Patent protection in the biotechnology, pharmaceutical, and healthcare industries is uncertain, which may result in a decrease in the value of our products and technologies.

We are involved in overlapping and rapidly evolving areas of biotechnology, pharmaceutical development, healthcare, and diagnostics and basic research involving viral vectors, plant transgenics, proteomics, functional genomics, protein transformation, and immunotherapy. Each of these areas has been the subject of intense research and patenting activity throughout the world by our commercial competitors, actual and potential collaborators, academic institutions and government researchers. We cannot determine whether or not there are patents currently pending that, if issued, would prevent us from practicing our core technologies, commercializing them or developing commercially viable products and diagnostic tests based upon them.

The patent positions of biotechnology firms generally are highly uncertain and involve complex legal and factual questions that will determine who has the right to develop a particular product. Changes in, or different interpretations of, patent laws in the United States and other countries might allow others to use our discoveries or to develop and commercialize products and technologies similar to our products and technologies without any compensation to us. Our potential collaborators or customers may conclude that uncertainties about patent protection decrease the value of our databases, products and services.

Throughout the world there are numerous issued patents, as well as published foreign patent applications which may be issued as patents, many of which relate to our current operations, our anticipated future operations and the products we are likely to develop. The scope of these patents is a matter of legal interpretation and is subject to uncertainty. We have not obtained, but we may in the future obtain, opinions from our patent counsel that we have freedom to conduct our commercial activities free of claims of patent infringement from third parties. From time to time, we receive letters from third parties that allege patent infringement on our part. Disagreements arising from these letters could result in costly and time-consuming litigation and divert our financial and managerial resources. In addition, if we are ever determined to infringe the patent of any third party, we may be required to obtain a license to use this patent, which would increase our cost of doing business.

Our patent applications may not result in issued patents that are enforceable.

Our disclosures in our patent applications may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, we do not know which of our patent applications will result in enforceable patents. Our patent applications may not be issued as patents, and any patents that are issued to us may not provide commercially meaningful protection against competitors. Any issued patent may not provide us with competitive advantages. Others may challenge our patents or independently develop similar products that could result in an interference proceeding in the U.S. Patent and Trademark Office. Others may be able to design around our issued patents or develop products similar to our products. In addition, others may discover uses for genes or proteins other than those uses covered in our patents, and these other uses may be separately patentable.

Public disclosure and patents relating to genes and gene sequences and diagnostic products and tests held by others may limit our proprietary rights.

The Human Genome Project and many companies and institutions have identified genes and deposited those sequences in public databases and are continuing to do so. These public disclosures might limit the scope of our claims or make unpatentable subsequent patent applications on full-length gene sequences. We are aware of issued patents and patent applications containing subject matter such that we or our licensees or collaborators may require a license or rights in order to research, develop or commercialize some of our products, diagnostic tests and technologies. We may find that licenses relating to such subject matter will not be available on acceptable terms, or at all.

Patent infringement or enforcement litigation or interference proceedings could be costly and disrupt our business and may prevent us from commercializing our products and diagnostic tests.

The technology that we use to develop our products, diagnostic tests and key resources, and those that we incorporate in our products, diagnostic tests and technologies, may be subject to claims by third parties, including our collaborators, that they infringe the patents or proprietary rights of others. Technologies of our collaborators may also be subject to infringement or similar claims which could impair our collaborative product and diagnostic test development and commercialization efforts. We also may need to enforce our patent rights in actions against others, which could be expensive. The risk of such events occurring will tend to increase as the fields of proteomics, genomics, health care and the biotechnology industry expand, more patents are issued and other companies attempt to discover genes and proteins and engage in other proteomics, genomics, diagnostics and biotechnology-related businesses.

With respect to identifying proteins uniquely associated with disease states or as targets for drug therapy, we are aware that companies have published patent applications relating to nucleic acids encoding specific proteins. We are also aware of issued and pending patent applications covering certain aspects of bioinformatic-based diagnostic testing. The issued patents by the U.S. Patent and Trademark Office to these companies, may limit our ability and the ability of our collaborators to practice under any patents that may be issued to us. Also, even if the U.S. Patent and Trademark office issues us a patent, the scope of coverage or protection afforded to the patent may be limited.

We may not be able to protect our know-how and trade secrets.

We generally control the disclosure and use of our know-how and trade secrets using confidentiality agreements. It is possible, however, that:

•	Some or all confidentiality agreements will not be honored;

•	Third parties will independently develop equivalent technology;

•	Disputes might arise with our consultants, collaborators or others concerning the ownership of intellectual property; and/or

•	Unauthorized disclosure of our know-how or trade secrets will occur

FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future clinical or product development or financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those terms and other comparable terminology.

These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are set forth under the heading “Risk Factors” in this prospectus and all supplements to the prospectus, under the heading “Risks Factors” and “Future Operating Results” in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as these reports may be updated from time to time by our future filings under the Securities Exchange Act, and elsewhere in the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders under this prospectus. However, we may receive proceeds from exercises of the outstanding warrants by the selling stockholders and those proceeds will be used for our general corporate purposes. The warrants also contain a contingent “cashless exercise” provision, by which selling stockholders may elect to exercise the warrants without paying cash. Pursuant to that provision, to the extent the exercise price per warrant share is less than the market price per share at the time of exercise, the exercising holder can acquire shares by surrendering a portion of the warrant shares, as determined under the terms of the warrant. See “Selling Stockholders—Warrants” below.

SELLING STOCKHOLDERS

The selling stockholders may sell an aggregate of up to 6,661,726 shares of our common stock pursuant to this prospectus. Of these shares, 5,169,682 were issued to certain selling stockholders in connection with our March 2004 private placement, at a price of $1.58 per share, and 1,492,044 are issuable upon exercise of warrants currently outstanding and issued in connection with our March 2004 private placement, with a exercise price of $2.18 per share. The selling stockholders named below, together with any pledgee or donee of any named stockholder, are referred to in this prospectus as the “selling stockholders.”

The following table sets forth:

•	the number of shares beneficially owned as of March 15, 2004 by each selling stockholder named below; and

•	the number of shares that be may offered and sold from time to time by each selling stockholder pursuant to this prospectus.

The information in this section of the prospectus regarding share-ownership by the selling stockholders is based on 31,148,175 shares outstanding as of March 15, 2004. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as of that date. Shares issuable upon exercise of options or warrants that are exercisable within 60 days after March 15, 2004 are included as beneficially owned by the option holder or warrant holder. Except for Deephaven Small Cap Growth Fund LLC (2.0%), Peter Sugarman (2.0%), Cranshire Capital, LP (1.0%), Gryphon Master Fund, L.P (1.0%), Atlas Equity I, Ltd. (1.0%), Alpha Capital AG (1.0%) and Ronda Enterprises Corp. (1.0%), each selling stockholder owns less than 1% of our outstanding common stock, based on 31,148,175 shares outstanding as of March 15, 2004. Beneficial ownership generally includes voting and investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. The selling stockholders may from time to time offer and sell any or all of their shares as listed below. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our common stock, we cannot estimate how many shares each selling stockholder will beneficially own after this offering. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

The securities being registered are for the account of the following security holders:

Name	Shares Beneficially Owned Before the Offering	Shares of Common Stock to be Offered
CC Lifescience, Ltd.(2)‡	268,987	336,234
Castle Creek Healthcare Partners LLC(3)‡	175,316	219,145
Cranshire Capital LP(4)	316,456	395,570
Gryphon Master Fund, L.P(5)	316,456	395,570
Langley Partners L.P(6)	160,000	200,000
OTAPE Investments LLC(7)‡	189,873	237,341
TCMP3 Partners LLP(8)	194,937	243,671
Portside Growth and Opportunity Fund(9)	158,228	197,785
Nob Hill Capital Partners L.P.(10)	194,937	243,671
Atlas Equity I, Ltd.(11)	316,456	395,570
Deephaven Small Cap Growth Fund LLC(12)‡	632,911	791,139
Stonestreet LP(13)	189,873	237,341
Greenwich Growth Fund Limited(14)	63,291	79,114
Whalehaven Fund Limited(15)	63,291	79,114
Crescent International Ltd.(16)	126,582	158,228
Smithfield Fiduciary LLC(17)‡	287,530	359,412
Alpha Capital AG(18)	316,456	395,570
Kodiak Capital, L.P.(19)	4,234	5,293
Grosvenor Investment IV, Ltd(20)	8,972	11,215
Kodiak Capital Offshore, Ltd(21)	33,460	41,825
Kodiak Market Neutral, L.P.(22)	247	309
Kodiak Market Neutral Hedge Offshore, Ltd.(23)	555	694
Provident Premier Master Fund, Ltd.(24)	94,937	118,671
Choice Market Neutral Fund(25)	37,468	46,835
CM Market Neutral Fund(26)	30,000	37,500
Adams Market Neutral Fund, LLP(27)	30,000	37,500
Brian Marshall(28)	31,646	39,557
Peter Sugarman(29)	610,127	762,659
Ronda Enterprises Corp.(30)	316,456	395,570
Scott Cacchione(31)†	0	12,080
Bill Corbett(31)†	0	47,646
Michael R. Jacks(31)†	0	20,475
Mark Lamb(31)†	0	12,080
James F. Liebes(31)†	0	39,924
Gary Shemano(31)†	0	64,734
Jon Slizza(31)†	0	2,684

Total	5,169,682	6,661,726

†	Each of these selling stockholders is also a registered broker-dealer. As a result, the staff of the Securities and Exchange Commission has informed us that each of these stockholders will be an “underwriter” within the meaning of the Securities Act.

‡	Each of these selling stockholders is also an affiliate of a broker-dealer. Each of these selling stockholders has indicated to us that they have purchased the securities in the ordinary course of business, and at the time of such purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(1)	Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, shares issuable upon exercise of the warrants issued in connection with the March 2004 private placement are not considered to be beneficially owned by the selling stockholders as of the date of this prospectus. The shares issuable upon exercise of these warrants will be deemed to be beneficially owned by the selling stockholders on July 10, 2004.

(2)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 67,247 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Daniel Asher and Nathan Fischel, authorized agents for the listed fund, have investment control over these securities. Messrs. Asher and Fischel have represented to us that they disclaim beneficial ownership over the securities.

(3)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 43,829 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Daniel Asher and Nathan Fischel, authorized agents for the listed fund, have investment control over these securities. Messrs. Asher and Fischel have represented to us that they disclaim beneficial ownership over the securities.

(4)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 79,114 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Mitchell Kopin, president of Downsview Capital, Inc., the general partner of the listed fund, has investment control over these securities.

(5)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 79,114 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. E.B. Lyon IV, an authorized agent for the listed fund, has investment control over these securities.

(6)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 40,000 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Jeffrey Thorp, a member of Langley Capital LLC, has investment control over these securities.

(7)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 47,468 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Ira Leventhal, an authorized agent for ABOTA LLC, has investment control over these securities. Mr. Leventhal has represented to us that he disclaims beneficial ownership of the securities.

(8)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 48,734 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Steven Slauson and Walter Schenker, authorized agents for the listed fund, have investment control over these securities.

(9)

The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 39,557 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Peter Cohen, Morgan Stark, Thomas Strauss and Jeffrey Solomon, managing members of C4S & Co., have investment control over these securities. Messrs. Cohen, Stark, Strauss and Solomon have represented to us that they disclaim beneficial ownership of the securities. Ramius Capital Group LLC is the investment advisor to Portside Growth and Opportunity Fund and consequently has investment over these securities. Ramius Securities, LLC, an NASD member, is an affiliate of Ramius Capital Group LLC; however, Ramius Securities,

LLC, will not sell any shares purchased by Portside Growth and Opportunity Fund in this offering and will receive no compensation in connection with sales of shares purchased in the transaction in which the selling stockholders acquired the securities described in this prospectus.

(10)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 48,734 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Stephen Mittel, an authorized agents for the listed fund, has investment control over these securities.

(11)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 79,114 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Jacob Gottlieb and Dmitry Balyasny, authorized agents for the fund, have investment control over the securities.

(12)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 158,228 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Colin Smith, chief executive officer of Deephaven Capital Management LLC, has investment control over these securities.

(13)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 47,468 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Michael Finkelstein and Elizabeth Leonard, authorized agents for the listed fund, have investment control over these securities.

(14)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 15,823 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Evan Schemenauer, Jonathan Walk and Don Dunston, authorized agents for the listed fund, have investment control over these securities.

(15)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 15,823 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Evan Schemenauer, Arthur Jones and Jennifer Kelly, directors of the listed fund, have investment control over these securities.

(16)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 31,646 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Mel Craw and Maxi Brezzi, managers of GreenLight (Switzerland) SA, the investment advisor to the listed fund, have investment control over these securities. Messrs. Craw and Brezzi have represented to us that they disclaim beneficial ownership over the shares.

(17)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 71,882 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Glen Dubin and Henry Swieca, authorized agents of Highbridge Capital Management, LLC, the trading manager of the listed fund, have investment control over these securities. Messrs Dubin and Swieca have represented to us that they disclaim beneficial ownership of the securities.

(18)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 79,114 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Konrad Ackerman and Rainer Posche, authorized agents for the listed fund, have investment control over these securities.

(19)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 1,059 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Milkes/Miller Management, Inc., a registered investment advisor and general partner of the listed fund, has investment control of these securities.

(20)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 2,243 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Lee Mikles, the investment advisor for the listed fund, has investment control over these securities.

(21)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 8,365 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Lee Mikles, the investment advisor for the listed fund, has investment control over these securities.

(22)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 62 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Milkes/Miller Management, Inc., a registered investment advisor and general partner of the listed fund, has investment control of these securities.

(23)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 139 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Lee Mikles, the investment advisor for the listed fund, has investment control over these securities.

(24)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 23,734 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Steven Winters, managing member of Gemini Investment Strategies, LLC, has investment control over these securities.

(25)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 9,367 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Choice Market Neutral Fund is a registered investment fund under the Investment Company Act of 1940.

(26)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 7,500 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Patrick Adams, portfolio manager for the listed fund, has investment control over the securities.

(27)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 7,500 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Adams Market Neutral Fund, LLP is a registered investment fund un the Investment Company Act of 1940.

(28)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 7,911 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18.

(29)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 152,532 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18.

(30)	The number of shares listed under the caption “Shares of Common Stock to be Offered” includes 79,114 shares of common stock issuable upon exercise of warrants issued in connection with our March 2004 private placement, with an exercise price per shares of $2.18. Worldwide Secretarial Services Inc. is the managing entity of the listed fund.

(31)	The selling stockholder is a principal of The Shemano Group, Inc.

Warrants

In connection with the sale of the common stock in our March 2004 private placement, we issued to the selling stockholders warrants to purchase shares of common stock. These warrants are exercisable starting September 8, 2004 and have an exercise price of $2.18 per share, subject to adjustments for stock splits, combinations, reclassifications and similar events, and expire on September 8, 2009. These warrants contain priced-based antidilution protective provisions, providing for adjustments of the exercise price of the warrants upon the occurrence of any sale of shares below the exercise price of the warrants. In particular, if we issue shares of our common stock at an effective price share less than $2.18 on or before March 8, 2005, the exercise price of these warrants will adjust downward to the lower price per share (but in no event less than $1.984 per share). Following March 8, 2005, the exercise price of these warrants will adjust downward based on a weighted formula (but in no event to a price less than $1.984 per share) if we issue shares of our common stock at an effective price share less than $2.18. Under the terms of the warrants, a holder may not exercise the warrant for a number of shares that would cause it to own more than 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares under the warrant. If the resale of the warrant shares are not registered under an effective registration statement by March 8, 2005, the warrant may also be exercised by means of a “cashless exercise” in which the holder shall receive a net number of shares based upon the volume weighted average share price on the trading day preceding the exercise of the warrant.

In consideration for the The Shemano Group, Inc.’s services as a finder in our March 2004 private placement, we issued to principals of The Shemano Group, Inc. warrants to purchase up to an aggregate of 199,623 shares of common stock. These warrants are subject to the same terms and conditions of the warrants issued to the other selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders will be offering and selling all shares offered and sold with this prospectus. We will not receive any of the proceeds of the sales of these shares. Offers and sales of shares made with this prospectus must comply with the terms of registration rights agreements we entered into with the selling stockholders with respect to the registration of their shares. However, selling stockholders may resell all or a portion of their shares without this prospectus in open market transactions in reliance upon available exemptions under the Securities Act, if any, provided they meet the criteria and conform to the requirements of one of these exemptions.

Who may sell and applicable restrictions.

The selling stockholders may offer and sell shares with this prospectus directly to purchasers. The selling stockholders may donate or otherwise transfer their shares to any person so long as the transfer complies with applicable securities laws.

The selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more brokers, dealers, agents or underwriters, subject to compliance with our insider trading policy, if applicable. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions might be in excess of those customary in the type of transaction involved. Any brokerage commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by the selling stockholders. In order to comply with some state securities laws, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. To the extent the selling stockholders may be deemed to be underwriters, they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent may be deemed underwriting discounts and commissions under the Securities Act. The selling stockholders have advised us that, as of the date of this prospectus, they have not entered into any plan, arrangement or understanding with a broker, dealer or underwriter regarding sales of shares with this prospectus.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Prospectus delivery.

Since each of selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth:

•	the name of the selling stockholder and of any participating underwriters, broker-dealers or agents;

•	the aggregate amount and type of securities being offered;

•	the price at which the securities were sold and other material terms of the offering;

•	any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers; and

•	that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

A prospectus supplement or a post-effective amendment may be filed with the SEC to disclose additional information with respect to the distribution of the shares. In particular, if we receive notice from a selling stockholder that a donee, pledgee, transferee or other successor intends to sell more than 500 shares of our common stock, or that a selling stockholder has entered into a material arrangement with an underwriter or broker-dealer for the sale of shares covered by this prospectus, then to the extent required we will file a supplement to this prospectus.

Manner of sales.

The selling stockholders will act independently of the company in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq SmallCap Market, the over-the-counter market, or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices.

The shares may be sold according to one or more of the following methods:

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

•	pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares;

•	an exchange distribution under the rules of the exchange;

•	face-to-face transactions between sellers and purchasers without a broker-dealer;

•	by writing options, whether such options are listed on an options exchange or otherwise;

•	settlement of short sales entered into after the date of the prospectus; or

•	any other method permitted by law.

Indemnification and contribution.

We and certain of the selling stockholders have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholders may also agree on their own to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

Expenses associated with registration.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including registration and filing fees, expenses of compliance with state securities or “blue sky” laws and transfer agent fees relating to sales pursuant to this prospectus. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

Suspension of this offering.

We may suspend the use of this prospectus on a limited basis if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

LEGAL MATTERS

Fenwick & West LLP, Mountain View, California, will provide us with a legal opinion as to the validity of the issuance of the shares of common stock offered with this prospectus.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Large Scale Biology Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and SFAS No.142, “Goodwill and Other Intangible Assets”), which is incorporated herein by reference, and has been so incorporated and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Large Scale Biology Corporation

6,661,726 Shares of

Common Stock

PROSPECTUS

                    , 2004

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the shares being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$1,448
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	15,000
Printing and other miscellaneous fees	3,000

Total	$44,448

Item 15.	Indemnification of Directors and Officers

The Registrant’s certificate of incorporation eliminates to the maximum extent allowed by the Delaware General Corporation Law, directors’ personal liability to the Registrant or its stockholders for monetary damages for breaches of fiduciary duties. The Registrant’s certificate of incorporation does not, however, eliminate or limit the personal liability of a director for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Registrant’s bylaws provide that it shall indemnify its directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, it has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements contain provisions that require it, among other things, to indemnify its directors and executive officers against liabilities, other than liabilities arising from intentional or knowing and culpable violations of law, that may arise by reason of their status or service as directors or executive officers of the Registrant or other entities to which they provide service at its request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Registrant believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers.

Item 16.	Exhibits

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

4.1	Form of registrant’s Specimen Common Stock Certificate.	S-1	08/09/00	4.1

4.2	Information and Registration Rights Agreement dated October 11, 1990 by and among the registrant and the parties who are signatories thereto.	S-1	08/09/00	4.2

4.3	Amendment to the Information and Registration Rights Agreement dated October 10, 1991 by and among the registrant and the parties who are signatories thereto.	S-1	08/09/00	4.3

4.4	Second amendment to the Information and Registration Rights Agreement dated October 10, 1991 by and among the registrant and the parties who are signatories thereto.	S-1	08/09/00	4.4

4.5	Third Amendment to the Information and Registration Rights Agreement dated March 20, 1998 by and among the registrant and the parties who are signatories thereto.	S-1	08/09/00	4.5

4.6	Fourth Amendment to the Information and Registration Rights Agreement dated September 1, 1998 by and among the registrant and the parties who are signatories thereto.	S-1	08/09/00	4.6

4.7	Warrant to purchase 1,848,091 shares of common stock dated September 1, 1998, by and between the registrant and The Dow Chemical Company.	S-1	08/09/00	4.10

4.8	Warrant Agreement to purchase 1,848,091 shares of common stock dated September 1, 1998, by and between the registrant and The Dow Chemical Company.	S-1	08/09/00	4.11

4.9	Warrant to purchase 21,991 shares of common stock dated January 29, 1988, assigned by the registrant on January 14, 2000 to Arnold Zimmerman.	S-1	08/09/00	4.12

4.10	Warrant to purchase 21,991 shares of common stock dated January 29, 1988 assigned by the registrant on January 29, 2000 to Sebastian J. Trusso.	S-1	08/09/00	4.13

4.11	Warrant Agreement to purchase 21,991 shares of common stock assigned by the registrant to Arnold Zimmerman.	S-1	08/09/00	4.14

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

4.12	Warrant Agreement to purchase 21,991 shares of common stock assigned by the registrant to Sebastian J. Trusso.	S-1	08/09/00	4.15

4.13	Rights Agreement dated April 27, 2001 between registrant and Equiserve Trust Company, as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares.	8-A	05/04/01	4.1

4.14	Securities Purchase Agreement dated March 8, 2004 by the registrant and investors.	10-K	03/30/04	4.1

4.15	Registration Rights Agreement dated March 8, 2004 by the registrant and investors.	10-K	03/30/04	4.2

4.16	Common Stock Purchase Warrant agreements to purchase 1,492,044 shares of common stock dated March 8, 2004 by the registrant to investors.	10-K	03/30/04	4.3

4.17	Amendment to warrant as of March 8, 2004 by the registrant and investors.	10-K	03/30/04	4.4

5.1	Opinion of Fenwick & West LLP regarding the legality of the shares being registered.				X

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1)				X

23.2	Consent of Deloitte & Touche LLP, Independent Auditors	S-3	04/07/04	23.2

24.1	Power of Attorney for Bernard I. Grosser, M.D.				X

24.2	Power of Attorney for Marvyn Carton				X

Item 17.	Undertakings

The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered under this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vacaville, State of California, on May 4, 2004.

LARGE SCALE BIOLOGY CORPORATION

By:	/s/ Kevin J. Ryan

Kevin J. Ryan President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated on May 4, 2004.

Name	Title

/s/ KEVIN J. RYAN Kevin J. Ryan	President and Chief Executive Officer (Principal Executive Officer)

/s/ RONALD J. ARTALE Ronald J. Artale	Senior Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)

/s/ MICHAEL D. CENTRON Michael D. Centron	Vice President, Finance and Administration (Principal Accounting Officer)

/s/ ROBERT L. ERWIN Robert L. Erwin	Chairman of the Board

/s/ MARVYN CARTON* Marvyn Carton	Director

/s/ BERNARD I. GROSSER, M.D.* Bernard I. Grosser, M.D	Director

Sol Levine	Director

*By:	/s/ John S. Rakitan	May 4, 2004

John S. Rakitan Attorney-in-fact

Exhibit Index

Exhibit Number	Exhibit Title or Description

5.1	Opinion of Fenwick & West LLP regarding the legality of the shares being registered

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1)

24.1	Power of Attorney for Bernard I. Grosser, M.D.

24.2	Power of Attorney for Marvyn Carton